EXHIBIT 99.1

AutoZone 1st Quarter Same Store Sales Increase 5.6%; EPS Increases to $27.45

MEMPHIS, Tenn., Dec. 06, 2022 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO) today reported net sales of $4.0 billion for its first quarter (12 weeks) ended November 19, 2022, an increase of 8.6% from the first quarter of fiscal 2022 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 5.6% for the quarter.

“I would again like to thank and congratulate our AutoZoners across the Company for their ongoing commitment to deliver great results and exceptional customer service.  Their efforts allowed us to deliver solid same store sales results on top of last year’s very strong 13.6%.  While our Commercial sales growth accelerated 15%, our retail sales also grew impressively from a year ago.  We continue to believe our initiatives to grow our business position us well for the remainder of our fiscal year,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

For the quarter, gross profit, as a percentage of sales, was 50.1%, a decrease of 242 basis points versus the prior year. The decrease in gross margin was driven by a 203 basis point ($81 million) non-cash LIFO charge driven primarily by rising freight costs, with the remaining deleverage primarily from accelerated growth in our Commercial business. Operating expenses, as a percentage of sales, were flat to last year at 31.9%.

Operating profit decreased 4.2% to $723.0 million. Net income for the quarter decreased 2.9% over the same period last year to $539.3 million, while diluted earnings per share increased 6.9% to $27.45 from $25.69 in the year-ago quarter.

Under our share repurchase program, we repurchased 392 thousand shares of our common stock for $900.0 million during the first quarter, at an average price of $2,295 per share. At quarter end, we had $2.7 billion remaining under our current share repurchase authorization.

The Company’s inventory increased 17.6% over the same period last year, driven by inflation and our growth initiatives. Net inventory, defined as merchandise inventories less accounts payable, on a per store basis, was negative $249 thousand versus negative $207 thousand last year and negative $240 thousand last quarter.

“We continue to strive to be the best place to shop for customers’ automotive needs while also being an exceptional place to work.  We also strive to deliver exceptional customer service while focusing on our initiatives to grow sales and market share across both our retail and commercial sectors.  As we understand our responsibility of being good stewards of our stockholders’ capital, we will remain steadfast in our long-term, disciplined approach to increasing operating earnings and cash flows while utilizing our balance sheet effectively,” said Rhodes.

During the quarter ended November 19, 2022, AutoZone opened 28 new stores in the U.S., opened three stores in Mexico and four stores in Brazil. As of November 19, 2022, the Company had 6,196 stores in the U.S., 706 in Mexico and 76 in Brazil for a total store count of 6,978.

AutoZone is the leading retailer and distributor of automotive replacement parts and accessories in the Americas. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. We also have commercial programs in the majority of our stores in Mexico and Brazil. AutoZone also sells the ALLDATA brand automotive diagnostic, repair and shop management software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. We also provide product information on our Duralast branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, December 6, 2022, beginning at 10:00 a.m. (ET) to discuss its first quarter results. This call is being web cast and can be accessed, along with supporting slides, at AutoZone’s website at www.autozone.com and clicking on Investor Relations. Investors may also listen to the call by dialing (888) 506-0062, passcode AUTOZONE. In addition, a telephone replay will be available by dialing (877) 481-4010, replay passcode 47106 through December 20, 2022.

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP measures include adjustments to reflect return on invested capital, adjusted debt and adjusted debt to EBITDAR. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company’s capital structure in order to maintain its investment grade credit ratings. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained herein constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “seek,” “may,” “could” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand, due to changes in fuel prices, miles driven or otherwise; energy prices; weather; competition; credit market conditions; cash flows; access to available and feasible financing; future stock repurchases; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; risks associated with self-insurance; war and the prospect of war, including terrorist activity; the impact of public health issues, such as the ongoing global coronavirus (“COVID-19”) pandemic; inflation; the ability to hire, train and retain qualified employees; construction delays; failure or interruption of our information technology systems; issues relating to the confidentiality, integrity or availability of information, including due to cyber-attacks; historic growth rate sustainability; downgrade of our credit ratings; damage to our reputation; challenges in international markets; origin and raw material costs of suppliers; inventory availability; disruption in our supply chain; impact of tariffs; impact of new accounting standards; and business interruptions. Certain of these risks and uncertainties are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of the Company’s Annual Report on Form 10-K for the year ended August 27, 2022, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements. Events described above and in the “Risk Factors” could materially and adversely affect our business. However, it should be understood that it is not possible to identify or predict all such risks and other factors that could affect these forward-looking statements. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com

AutoZone's 1st Quarter Highlights - Fiscal 2023

Condensed Consolidated Statements of Operations
1st Quarter, FY2023
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	November 19, 2022	November 20, 2021

Net sales	$3,985,067	$3,668,904
Cost of sales	1,990,445	1,743,744
Gross profit	1,994,622	1,925,160
Operating, SG&A expenses	1,271,589	1,170,675
Operating profit (EBIT)	723,033	754,485
Interest expense, net	57,723	43,284
Income before taxes	665,310	711,201
Income tax expense	125,992	155,966
Net income	$539,318	$555,235
Net income per share:
Basic	$28.37	$26.45
Diluted	$27.45	$25.69
Weighted average shares outstanding:
Basic	19,007	20,988
Diluted	19,645	21,609

Selected Balance Sheet Information
(in thousands)
	November 19, 2022	November 20, 2021	August 27, 2022

Cash and cash equivalents	$269,790	$961,125	$264,380
Merchandise inventories	5,607,690	4,768,258	5,638,004
Current assets	6,633,118	6,349,146	6,627,984
Property and equipment, net	5,194,546	4,857,928	5,170,419
Operating lease right-of-use assets	2,922,148	2,717,566	2,918,817
Total assets	15,315,933	14,460,949	15,275,043
Accounts payable	7,345,981	6,171,344	7,301,347
Current liabilities	8,708,989	8,087,893	8,588,393
Operating lease liabilities, less current portion	2,838,433	2,624,676	2,837,973
Total debt	6,328,344	5,271,266	6,122,092
Stockholders' deficit	(3,837,923)	(2,124,750)	(3,538,913)
Working capital	(2,075,871)	(1,738,747)	(1,960,409)

AutoZone's 1st Quarter Highlights - Fiscal 2023

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR
(in thousands, except adjusted debt to EBITDAR ratio)	Trailing 4 Quarters
	November 19, 2022	November 20, 2021
Net income	$2,413,687	$2,283,116
Add: Interest expense	206,077	192,442
Income tax expense	619,513	608,229
EBIT	3,239,277	3,083,787

Add: Depreciation and amortization	451,886	417,722
Rent expense(1)	383,880	349,680
Share-based expense	75,322	59,899
EBITDAR	$4,150,365	$3,911,088

Debt	$6,328,344	$5,271,266
Financing lease liabilities	309,320	274,703
Add: Rent x 6(1)	2,303,280	2,098,080
Adjusted debt	$8,940,944	$7,644,049

Adjusted debt to EBITDAR	2.2	2.0

Adjusted Return on Invested Capital (ROIC)
(in thousands, except ROIC)
	Trailing 4 Quarters
	November 19, 2022	November 20, 2021
Net income	$2,413,687	$2,283,116
Adjustments:
Interest expense	206,077	192,442
Rent expense(1)	383,880	349,680
Tax effect(2)	(120,351)	(113,846)
Adjusted after-tax return	$2,883,293	$2,711,392

Average debt(3)	$5,924,006	$5,368,050
Average stockholders' deficit(3)	(3,205,259)	(1,647,246)
Add: Rent x 6(1)	2,303,280	2,098,080
Average financing lease liabilities(3)	291,106	247,537
Invested capital	$5,313,133	$6,066,421

Adjusted After-Tax ROIC	54.3%	44.7%

(1) The table below outlines the calculation of rent expense and reconciles rent expense to total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the trailing four quarters ended November 19, 2022 and November 20, 2021

	Trailing 4 Quarters
(in thousands)	November 19, 2022	November 20, 2021
Total lease cost, per ASC 842, for the trailing four quarters	$483,867	$436,488
Less: Financing lease interest and amortization	(72,400)	(61,102)
Less: Variable operating lease components, related to insurance and common area maintenance	(27,587)	(25,706)
Rent expense for the trailing four quarters	$383,880	$349,680

(2) Effective tax rate over trailing four quarters ended November 19, 2022 and Novmeber 20, 2021 was 20.4% and 21.0%
(3)All averages are computed based on trailing five quarter balances

Other Selected Financial Information
(in thousands)
	November 19, 2022	November 20, 2021
Cumulative share repurchases ($ since fiscal 1998)	$30,992,420	$26,632,428
Remaining share repurchase authorization ($)	2,657,580	1,017,572

Cumulative share repurchases (shares since fiscal 1998)	152,901	150,803

Shares outstanding, end of quarter	18,797	20,674

	12 Weeks Ended	12 Weeks Ended
	November 19, 2022	November 20, 2021

Depreciation and amortization	$109,253	$99,590

Cash flow from operations	793,587	777,930

Capital spending	114,397	102,269

AutoZone's 1st Quarter Highlights - Fiscal 2023
Condensed Consolidated Statements of Operations
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended		12 Weeks Ended
	November 19, 2022		November 20, 2021
Domestic:
Beginning stores	6,168		6,051
Stores opened	28		15
Ending domestic stores	6,196		6,066

Relocated stores	3		3

Stores with commercial programs	5,459		5,211

Square footage (in thousands)	40,874		39,865

Mexico:
Beginning stores	703		664
Stores opened	3		2
Ending Mexico stores	706		666

Brazil:
Beginning stores	72		52
Stores opened	4		1
Ending Brazil stores	76		53

Total	6,978		6,785

Square footage (in thousands)	46,708		45,214
Square footage per store	6,694		6,664

Sales Statistics
($ in thousands, except sales per average square foot)
	12 Weeks Ended		12 Weeks Ended		Trailing 4 Quarters	Trailing 4 Quarters
Total AutoZone Stores (Domestic, Mexico and Brazil)	November 19, 2022		November 20, 2021		November 19, 2022	November 20, 2021
Sales per average store	$563		$532		$2,365	$2,226
Sales per average square foot	$84		$80		$354	$335

Total Auto Parts (Domestic, Mexico and Brazil)
Total auto parts sales	$3,915,907		$3,605,508		$16,273,595	$14,885,624
% Increase vs. LY	8.6%		16.2%		9.3%	16.6%

Domestic Commercial
Total domestic commercial sales	$1,034,356		$899,919		$4,364,852	$3,550,026
% Increase vs. LY	14.9%		29.4%		23.0%	26.7%

Average sales per program per week	$16.0		$14.4		$15.7	$13.3
% Increase vs. LY	11.1%		25.2%		18.0%	23.1%

All Other, including ALLDATA
All other sales	$69,160		$63,396		$294,800	$258,605
% Increase vs. LY	9.1%		20.4%		14.0%	13.0%

	12 Weeks Ended		12 Weeks Ended
	November 19, 2022		November 20, 2021
Domestic same store sales	5.6%		13.6%

Inventory Statistics (Total Stores)
	as of		as of
	November 19, 2022		November 20, 2021
Accounts payable/inventory	131.0%		129.4%

($ in thousands)
Inventory	$5,607,690		$4,768,258
Inventory per store	804		703
Net inventory (net of payables)	(1,738,291)		(1,403,086)
Net inventory / per store	(249)		(207)

	Trailing 5 Quarters
	November 19, 2022		November 20, 2021
Inventory turns	1.5	x	1.5	x